Exhibit 99.1

Scholastic Announces Fiscal 2008 Third Quarter Results

Updating Outlook on Solid Performance of Core Businesses

Direct-to-Home Continuities Now Reported as Discontinued Operations

NEW YORK--(BUSINESS WIRE)--Scholastic Corporation (NASDAQ: SCHL), the global children’s publishing, education and media company, today announced its fiscal 2008 third quarter results.

For the quarter ended February 29, 2008, the Company reported revenue from continuing operations of $458.4 million, up from $446.0 million in the prior year quarter. Net loss from continuing operations was $4.6 million or $0.12 per share, compared to a net loss from continuing operations of $3.8 million or $0.09 per share in the prior year period. These results included an expense related to the termination of a sublease of $0.02 per share in the current quarter, and a gain of $0.04 per diluted share on the sale of an investment in the prior year. The fiscal third quarter is typically Scholastic’s second smallest revenue quarter.

“Scholastic’s core businesses performed solidly overall in the third quarter as we maintain our focus on improving profitability,” commented Richard Robinson, Chairman, CEO and President. “Margins increased in School Book Fairs, reflecting solid growth and lower spending, and in Clubs, where we continue to streamline promotion and fulfillment. In Educational Publishing, strong sales of print products contributed to improved results. Additionally, revenue and profit were up in the International segment. Looking ahead we expect the ongoing businesses to meet our fiscal 2008 goals and are on track to achieve 9 to 10% operating margins in fiscal 2010.”

The Company updated its fiscal 2008 outlook with respect to continuing operations for revenue of $2.2 to $2.3 billion and earnings of $2.50 to $2.85 per diluted share. Free cash flow, including both continuing and discontinued operations, is now forecast to be between $90 and $100 million.

Sale of Direct-to-Home Continuities / Discontinued Operations

Mr. Robinson added, “Last quarter we also moved forward with our plan to divest direct-to-home continuities, which we hope to substantially complete in the fourth quarter. While we are reporting a net loss on a GAAP basis because of resulting non-cash write-downs on discontinued operations, this action is an important catalyst to improve Scholastic’s profitability next year and beyond.”

As a result of this previously announced decision, the direct-to-home continuities business was reclassified as a discontinued operation for accounting purposes in the third quarter of fiscal 2008, as well as in prior periods. Loss from discontinued operations, net of tax, in the fiscal 2008 third quarter was $77.5 million or $2.02 per share, compared to a loss from discontinued operations, net of tax, of $3.9 million or $0.09 per share in the prior year period. The greater loss in the current year period reflects the non-cash write-down of deferred promotion, intangibles and other long-lived assets, as well as certain current assets, recorded following the decision to sell the direct-to-home continuities business. This write-down amounted to $72.7 million or $1.89 per share, net of tax.

Net Results

Including both continuing and discontinued operations, the net loss for the fiscal 2008 third quarter was $82.1 million or $2.14 per share, primarily reflecting the impact of the non-cash asset write-downs in the direct-to-home continuities business, versus a net loss of $7.7 million or $0.18 per share in the prior year period.

Segment Results

Children’s Book Publishing and Distribution. Segment revenue in the third quarter of fiscal 2008 was $229.7 million, down from $238.8 million in the prior year period. Segment operating income rose to $10.2 million in the quarter from $9.3 million a year ago. Results improved in School Book Fairs, where revenue increased solidly, due to both higher fair count and revenue per fair, and operating margins improved. Revenue in School Book Clubs declined, reflecting fewer orders, partially offset by higher revenue per order, following the elimination of less profitable mailings. Revenue and profit from School-Based Continuities were down as a result of lower enrollments. Revenue and profit increased in Trade Publishing, primarily reflecting continued strong sell-through of Harry Potter and the Deathly Hallows and of the Harry Potter® box-set. Sales of other front-list titles were also strong, with seven books and series on the New York Times best seller lists at quarter end, including Brian Selznick’s The Invention of Hugo Cabret (which last quarter also won the prestigious Caldecott Medal for most distinguished American children’s picture book); Moving Day, the first title in Meg Cabot’s “Allie Finkle’s Rules for Girls” series; Zen Ties, Jon Muth’s follow-up to his best-selling Zen Shorts; and Henry’s Freedom Box by Ellen Levine (which won a Caldecott Honor last quarter).

Educational Publishing. Segment revenue increased 5% to $78.1 million from $74.6 million in the prior year period, and segment operating loss improved to $0.6 million from a loss of $3.1 million in the year-ago period. These improvements primarily reflect growth in sales of print products. Revenue from education technology was flat in the quarter, while sales of Scholastic’s research-based reading intervention program READ 180® were up slightly.

International. Segment revenue rose 18% to $108.6 million from $91.8 million in the prior year period, while segment operating income improved to $5.3 million from $4.4 million a year ago. Favorable foreign exchange benefited revenue by $10.1 million. Revenue growth and profit improvement in the United Kingdom and Australia was partially offset by declines in Canada.

Media, Licensing and Advertising. Segment revenue rose 3% to $42.0 million from $40.8 million in the prior year period, and segment operating income was $2.2 million compared to $3.0 million in the year ago period. Higher sales primarily reflect strong growth at Back to Basics Toys and robust advertising sales at Parent & Child and other Scholastic consumer magazines.

Corporate Overhead. Corporate Overhead was $16.5 million, compared to $15.6 million in the prior year period, primarily reflecting higher stock-based compensation expense.

Year to Date and Other Financial Results.

Revenue from continuing operations in the first nine months of fiscal 2008 rose 20% to $1,701.4 million from $1,421.5 million in the prior year period. Net income from continuing operations also increased to $78.8 million or $2.00 per diluted share from $29.7 million or $0.69 per diluted share in the first nine months of fiscal 2007. Results for the current year period included the expense related to the termination of a sublease of $0.01 per share, while the prior year period included the gain of $0.04 per diluted share on the sale of an investment. The higher revenue and net income in the first nine months of fiscal 2008 primarily reflect higher Harry Potter revenue and strong International results, partially offset by planned investment in Educational Publishing.

The adoption of FIN 48 (“Accounting for Uncertainty in Income Taxes”) effective June 1, 2007 resulted in additional tax expense of $0.01 per diluted share in the fiscal 2008 third quarter; together with a discrete tax item in connection with FAS 109 (“Accounting for Income Taxes”), it resulted in additional tax expense of $0.04 per diluted share in the first nine months of fiscal 2008. Stock-based compensation expense per diluted share was $0.04 in the third quarter and $0.08 in the first nine months of fiscal 2008. All of these expenses were recorded in continuing operations.

The year to date loss from discontinued operations, net of tax, was $88.1 million or $2.26 per share, compared to a loss from discontinued operations, net of tax, of $9.2 million or $0.22 per share in the first nine months of fiscal 2007. The loss in the current year period primarily reflects the non-cash write-down of assets, which amounted to $72.7 million or $1.87 per share, net of tax, in the period.

Including both continuing and discontinued operations, the Company’s net loss for the first nine months of fiscal 2008 was $9.3 million or $0.24 per share, compared to net income of $20.5 million or $0.48 per diluted share in the prior year period.

Free cash flow (as defined) in the first nine months of fiscal 2008 was $234.5 million, compared to a cash use of $18.3 million in the same period last year. This increase was principally driven by Harry Potter-related receipts and the favorable timing of associated accrued royalties, which will be paid on March 31, 2008. In the fiscal 2008 third quarter, free cash flow was $61.2 million compared to $26.0 million in the prior year period, principally reflecting strong Harry Potter-related receipts and improved working capital levels in the current quarter.

Net debt (as defined) was $175.2 million at quarter-end, down from $319.6 million a year earlier, reflecting strong free cash flow in the intervening twelve months. This was partially offset by additional debt incurred in the first quarter of fiscal 2008 to finance a $200 million accelerated share repurchase program.

In the third quarter of 2008, the Company acquired approximately 167,000 shares of its common stock for $5.4 million under its previously announced share repurchase program. Under this program, the Company may repurchase up to $20 million of its common stock, from time to time as conditions allow, on the open market or in negotiated private transactions.

Conference Call

The Company will hold a conference call to discuss its results at 8:00 am ET today, March 27, 2008. Scholastic’s Chairman, President and CEO, Richard Robinson, and Executive Vice President, CAO and CFO, Maureen O’Connell, will moderate the call.

The conference call and accompanying slides will be webcast and accessible through the Investor Relations section of Scholastic’s website, scholastic.com. Participation by telephone will be available by dialing (888) 868-9079 from within the U.S. or +1 (973) 935-8510 internationally. Following the call, slides from the conference call will also be posted in the Investor Relations section of scholastic.com.

About Scholastic

Scholastic Corporation (NASDAQ: SCHL) is the world’s largest publisher and distributor of children’s books and a leader in educational technology and children’s media. Scholastic creates quality educational and entertaining materials and products for use in school and at home, including children's books, magazines, technology-based products, teacher materials, television programming, film, videos and toys. The Company distributes its products and services through a variety of channels, including proprietary school-based book clubs and school-based book fairs, retail stores, schools, libraries, television networks and the Company’s Internet Site, www.scholastic.com.

Forward-Looking Statements

This news release contains certain forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties, including the conditions of the children’s book and educational materials markets and acceptance of the Company’s products within those markets, and other risks and factors identified from time to time in the Company’s filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.

SCHOLASTIC CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Amounts in millions except share and per share data)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	2/29/2008 (1)	2/28/2007 (1)	2/29/2008 (1)	2/28/2007 (1)

Revenues (2)	$458.4	$446.0	$1,701.4	$1,421.5

Operating costs and expenses:
Cost of goods sold	225.7	223.0	828.8	680.1
Selling, general and administrative expenses	211.1	201.6	655.9	607.9
Bad debt expense	6.3	8.7	17.9	20.6
Depreciation and amortization	14.7	14.7	46.2	46.0
Total operating costs and expenses	457.8	448.0	1,548.8	1,354.6

Operating income (loss) from continuing operations	0.6	(2.0)	152.6	66.9

Other income (expense) (3)	(0.9)	3.0	(0.9)	3.0

Interest expense, net	6.1	7.5	24.4	23.5

Earnings (loss) from continuing operations before income taxes	(6.4)	(6.5)	127.3	46.4

Provision (benefit) for income taxes	(1.8)	(2.7)	48.5	16.7

Earnings (loss) from continuing operations	(4.6)	(3.8)	78.8	29.7

Loss from discontinued operations, net of tax (4)	(77.5)	(3.9)	(88.1)	(9.2)

Net income (loss)	($82.1)	($7.7)	($9.3)	$20.5

Basic:
Earnings (loss) per share from continuing operations	(0.12)	(0.09)	2.03	0.70
Loss per share from discontinued operations, net of tax	(2.02)	(0.09)	(2.26)	(0.22)
Net income (loss) per share	(2.14)	(0.18)	(0.24)	0.48

Diluted:
Earnings (loss) per share from continuing operations	(0.12)	(0.09)	2.00	0.69
Loss per share from discontinued operations, net of tax	(2.02)	(0.09)	(2.26)	(0.22)
Net income (loss) per share	(2.14)	(0.18)	(0.24)	0.48

Weighted average shares outstanding (5)
Basic	38.4	42.6	38.9	42.3
Diluted	38.4	42.6	39.4	42.8

(1)As previously announced, the Company intends to sell its U.S., U.K. and Canadian direct-to-home continuities business, and as a result, the results of operations associated with that business are presented as discontinued operations in the current year periods. All corresponding prior year periods presented have been reclassified to reflect this discontinued operations presentation.

(2)Revenue related to the discontinued operations was $40.0 and $51.1 for the three months ended February 29, 2008 and February 28, 2007, respectively, and $130.1 and $146.0 for the nine months ended February 29, 2008 and February 28, 2007, respectively.

(3)In the three and nine months ended February 29, 2008, the Company recorded pre-tax other expense of $0.9 ($0.02 per diluted share and $0.01 per diluted share for the three and nine months ended February 29, 2008, respectively), representing an early termination of one of the Company's subleases. In the three and nine months ended February 28, 2007, the Company recorded a pre-tax gain on sale of an investment of $3.0, or $0.04 per diluted share.

(4)In the three and nine months ended February 29, 2008, the Company recorded a non-cash write down of certain assets of $72.7 million ($1.89 per diluted share and $1.87 per diluted share for the three and nine months ended February 29, 2008, respectively) following the Company's previously announced decision to sell its direct-to-home continuities business.

(5)On June 1, 2007, the Company entered into an agreement to repurchase $200.0 of its outstanding Common Stock under a “collared” Accelerated Share Repurchase (the “ASR”) Agreement. Under the ASR, the Company initially received approximately 5.1 million shares of Common Stock on June 28, 2007. On October 29, 2007, the settlement date of the ASR, the Corporation received another 0.7 million shares at no additional cost, bringing the total number of shares repurchased and received under the ASR to 5.8 million shares, which is reflected in the Treasury Stock component of Stockholders’ equity. Also reflected in basic and diluted weighted average shares outstanding for the current year periods is an additional 0.2 million shares of Common Stock repurchased by the Company in open market transactions during the quarter ended February 29, 2008. In total, this had a 4.9 million share effect on basic and diluted weighted average shares outstanding for the nine months ended February 29, 2008.
SCHOLASTIC CORPORATION
RESULTS OF CONTINUING OPERATIONS - SEGMENTS
(UNAUDITED)
(Amounts in millions)

	THREE MONTHS ENDED				NINE MONTHS ENDED
	2/29/08 (1)	2/28/07 (1)	Change		2/29/08 (1)	2/28/07 (1)	Change

Children's Book Publishing & Distribution
Revenue
Book Clubs	$93.4	$101.0	($7.6)	(8%)	$258.6	$277.5	($18.9)	(7%)
School-Based Continuities	10.7	21.1	(10.4)	(49%)	31.9	46.3	(14.4)	(31%)
Trade	47.3	43.5	3.8	9%	381.7	141.1	240.6	*
Book Fairs	78.3	73.2	5.1	7%	260.8	254.8	6.0	2%
Total revenue	229.7	238.8	(9.1)	(4%)	933.0	719.7	213.3	30%
Operating income	10.2	9.3	0.9	10%	127.9	48.8	79.1	*
Operating margin	4.4%	3.9%			13.7%	6.8%

Educational Publishing
Revenue	78.1	74.6	3.5	5%	305.5	299.2	6.3	2%
Operating income (loss)	(0.6)	(3.1)	2.5	81%	42.2	46.5	(4.3)	(9%)
Operating margin	*	*			13.8%	15.5%

International
Revenue	108.6	91.8	16.8	18%	346.2	289.5	56.7	20%
Operating income	5.3	4.4	0.9	20%	28.6	20.6	8.0	39%
Operating margin	4.9%	4.8%			8.3%	7.1%

Media, Licensing and Advertising
Revenue	42.0	40.8	1.2	3%	116.7	113.1	3.6	3%
Operating income	2.2	3.0	(0.8)	(27%)	8.0	6.0	2.0	33%
Operating margin	5.2%	7.4%			6.9%	5.3%

Overhead expense	16.5	15.6	(0.9)	(6%)	54.1	55.0	0.9	2%

Operating income (loss) from continuing operations	$0.6	($2.0)	$2.6	*	$152.6	$66.9	$85.7	*

(1)Results for the three and nine month periods ended February 29, 2008 reflect continuing operations and exclude discontinued operations, due to the Company's previously announced decision to sell its direct-to-home continuities business. The Company's domestic direct-to-home business was formerly included in the Children's Book Publishing and Distribution segment and the international direct-to-home business was formerly included in the International segment. The Company's Maumelle facility, which is included in discontinued operations, was formerly included in Overhead. All corresponding prior year periods presented have been reclassified to reflect this presentation.

*Percent not meaningful.
SCHOLASTIC CORPORATION
SUPPLEMENTAL INFORMATION
(UNAUDITED)
(Amounts in millions)

SELECTED BALANCE SHEET ITEMS

	2/29/2008	2/28/2007

Continuing Operations
Cash and cash equivalents	$198.4	$26.5
Accounts receivable, net	210.2	223.7
Inventories	453.2	460.8
Accounts payable	124.5	108.9
Accrued royalties	153.4	53.6
Lines of credit, short-term debt and current portion of long-term debt	53.5	34.7
Long-term debt, excluding current portion	320.1	311.4
Total debt	373.6	346.1
Total capital lease obligations	62.5	66.0
Net debt (1)	175.2	319.6

Discontinued Operations
Total assets of discontinued operations (2)	58.5	191.4
Total liabilities of discontinued operations	23.4	25.8

Total stockholders' equity	987.7	1,089.2

SELECTED CASH FLOW ITEMS

	THREE MONTHS ENDED		NINE MONTHS ENDED
	2/29/2008	2/28/2007	2/29/2008	2/28/2007

Net cash provided by operations (3)	$95.4	$56.3	$330.0	$66.6
Less: Additions to property, plant and equipment	12.8	7.6	33.7	28.1
Pre-publication and production costs	14.6	11.2	40.3	32.9
Royalty advances	6.8	11.5	21.5	23.9

Free cash flow (use) (4)	$61.2	$26.0	$234.5	($18.3)

(1)Net debt is defined by the Company as lines of credit and short-term debt plus long-term-debt, net of cash and cash equivalents. The Company utilizes this non-GAAP financial measure, and believes it is useful to investors, as an indicator of the Company’s effective leverage and financing needs.

(2)The decline in Total assets of discontinued operations between the two periods shown reflects the write-down of certain assets associated with the discontinued operations held for sale totaling $107.3. Total assets of discontinued operations also include other intangibles and goodwill associated with the Company's direct-to-home continuities businesses of $17.1 and $4.3, respectively, as of February 28, 2007.

(3)Net cash provided by operations includes net cash used by discontinued operations of $4.0 and $2.8 for the three months ended February 29, 2008 and February 28, 2007, respectively, and $0.2 and $11.6 for the nine months ended February 29, 2008 and February 28, 2007, respectively.

(4)Free cash flow or use is defined by the Company as net cash provided by or used in operating activities, reduced by spending on property, plant and equipment; pre-publication and production costs; and royalty advances. The Company believes that this measure, which is a non-GAAP financial measure, is useful to investors as an indicator of cash flow available for debt repayment and other investing activities, such as acquisitions. The Company utilizes free cash flow or use as a further indicator of operating performance and for planning investing activities.

CONTACT:
Scholastic Corporation
Media: Kyle Good, 212-343-4563
or
Investors: Jeffrey Mathews, 212-343-6741